EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors and Stockholders
Mission West Properties, Inc.
Cupertino, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-80369, and Form S-8, SEC File No. 333-123466, of Mission West Properties, Inc. of our reports dated February 3, 2006, relating to the consolidated financial statements and the effectiveness of Mission West Properties, Inc.'s internal control over financial reporting, which appear in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 3, 2006 relating to the financial statement schedules which appear in this Form 10-K.


                                                        \S\BDO Seidman, LLP


San Francisco, California
March 13, 2006

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